Exhibit 99.3

(b)  Pro Forma Financial Information.

The following pro forma balance sheet has been derived from the balance sheet of Westergaard.com, Inc. (the “Company” or “we”) at September 30, 2010, and adjusts such information to give the effect of the acquisition of ANBAILUN International Holdings Limited (“ANBAILUN”), a holding company incorporated on April 12, 2010 under the Law of British Virgin Islands and its subsidiairs, as if it would have existed on September 30, 2010.  The following pro forma earnings per share (EPS) statement has been derived from the income statement of ANBAILUN’s operating subsidiary, Fujian Jinjiang Chendai Ansheng Shoes & Clothing Co., Ltd. (“Ansheng”), a sport’s footwear a designer, manufacturer and distributor in China’s domestic market in smaller cities and towns and rural areas and adjusts such information to give the effect that the acquisition by the Company occurred on January 1, 2010. The pro forma balance sheet and EPS statement is presented for informational purposes only and does not purport to be indicative of the financial condition that would have resulted if the acquisition would have existed on September 30, 2010 or December 31, 2009.

WESTERGAARD.COM, INC.
UNAUDITED PRO FORMA COMBINED BALANCE SHEET

	Westergaard.com, Inc.	Fujian Jinjiang Chendai Ansheng Shoes & Clothing Co., Ltd.	ANBAILUN International Holdings Limited	Ansheng (HK) Holdings Limited
	October 31,	September 30,	September 30,	September 30,	Pro Forma Adjustments	Pro Forma
	2010	2010	2010	2010	Dr	Balances
ASSETS		(Unaudited)	(Unaudited)	(Unaudited)

CURRENT ASSETS:
Cash and cash equivalents	$-	$21,609,466	$-	$-	$-	$21,609,466
Accounts receivable	-	14,676,312	-	-	-	14,676,312
Prepaid expenses	-	29,859	-	-	-	29,859
Inventories	-	4,379,919	-	-	-	4,379,919

Total Current Assets	-	40,695,556	-	-	-	40,695,556

Property and equipment, net	-	978,274	-	-	-	978,274

Land use rights, net	-	233,204	-	-	-	233,204

Total Assets	$-	$41,907,034	$-	$-	$-	$41,907,034

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
Short-term bank loans	$-	$1,664,652	$-	$-	$-	1,664,652
Accounts payable	57,177	7,153,098	-	-	-	7,210,275
Other payable and accrued liabilities	-	2,574,262	-	-	-	2,574,262
Due to owner	-	44,789	-	-	-	44,789
Income taxes payable	-	391,620	-	-	-	391,620
Other taxes payable	-	454,865	-	-	-	454,865

Total Current Liabilities	57,177	12,283,286	-	-	-	12,340,463

Convertible debt	-	-	350,000		-	350,000
Bank loans, net of current portion		746,480	-		-	746,480

Total Liabilities	57,177	13,029,766	350,000	-	-	13,436,943

STOCKHOLDERS' EQUITY(DEFICIT):
Preferred stock, par value $0.001, 10,000,000 shares authorized;
none issued and outstanding	-	-	-
Common stock, par value $0.001, 100,000,000 shares authorized;
34,431,221 shares issued and outstanding	48,201	-	35,000	1,471	(50,241)	34,431
Paid-in capital	3,643,758	1,607,769	(35,000)	(1,471)	(4,048,895)	1,166,161
Retained earnings (deficit)	(3,749,136)	25,117,238	(350,000)		4,099,136	25,117,238
Statutory reserve	-	837,048	-			837,048
Accumulated other comprehensive gain - foreign currency translation adjustment	-	1,315,213	-		-	1,315,213

Total Stockholders' Equity (Deficit)	(57,177)	28,877,268	(350,000)	-	-	28,470,091

Total Liabilities and Stockholders' Equity (Deficit)	$-	$41,907,034	$-	$-	$-	$41,907,034

See accompanying notes to unaudited pro forma combined financial statements.

PRO FORMA EARNINGS PER SHARE

	Year Ended	Year Ended	Year Ended	Nine months Ended	Nine months Ended	Nine months Ended
	December 31, 2009	December 31, 2008	December 31, 2007	Sep 30, 2010	Sep 30, 2009	Sep 30, 2008
				(Unaudited)	(Unaudited)	(Unaudited)
Net loss attributable to holders of common shares	$10,385,990	$6,543,922	$3,280,977	$10,453,154	$7,694,944	$4,704,348

Net loss Per Share - Basic and diluted	$0.30	$0.19	$0.10	$0.30	$0.22	$0.14

Weighted average number of common shares outstanding - Basic and diluted	34,431,221	34,431,221	34,431,221	34,431,221	34,431,221	34,431,221

See accompanying notes to unaudited pro forma combined financial statements.

Notes to Unaudited Pro Forma Combined Financial Statements

On February 11, 2011, Westergaard.com, Inc. (the “Company” or “we”) entered into a Share Exchange Agreement (the “Share Exchange”) to acquire 100% of the outstanding shares.  On February 11, 2011, ANBAILUN became our wholly-owned subsidiary and ANBAILUN’s shareholder owns the majority of the Company’s voting stock. To accomplish the Share Exchange, we issued an aggregate of 33,949,212 shares of our common stock in exchange for all of the issued and outstanding shares of ANBAILUN to the sole shareholder of ANBAILUN.

Prior to the Share Exchange Agreement, we effected a reverse stock split in a ratio of 1 common share to 100 (1 for 100).  After such reverse stock split, which took place immediately prior to the closing, the Company had a total of 482,009 shares of common stock outstanding immediately prior to the Share Exchange.  After the Share Exchange, the Company had 34,431,221 shares of common stock outstanding; The ANBAILUN shareholder own 98.6% of our common stock, with the balance held by those who held shares prior to the Share Exchange. Therefore, the closing of the Share Exchange caused a change in control.

Effective on December 13, 2010, pursuant to an exchange agreement, ANBAILUN, through its wholly owned subsidiary, Ansheng (HK) Limited, (“Ansheng HK”), a company incorporated on June 18, 2010 under the laws of Hong Kong acquired 100% of Ansheng

We have derived our historical financial data for the year ended October 31, 2010 from our audited financial statements contained on Form 10-K as filed with the Securities and Exchange Commission.

We have derived Ansheng’s historical combined financial statements as of September 30, 2010 and for the nine months ended September 30, 2010 from Ansheng’s unaudited financial statements contained elsewhere in this Form 8-K.

For accounting purposes, the Share Exchange Agreement has been accounted for as a reverse acquisition under the purchase method for business combinations, and accordingly the transaction has been treated as a recapitalization of ANBAILUN, with ANBAILUN as the acquirer. The shares issued in the transaction are treated as being issued for cash and are shown as outstanding for all periods presented in the same manner as for a stock split.

The information presented in the unaudited pro forma combined financial statements does not purport to represent what our financial position or results of operations would have been had the Share Exchange Agreement and all related transactions occurred as of the dates indicated, nor is it indicative of our future financial position or results of operations for any period. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the Share Exchange Agreement.

The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. These unaudited pro forma combined financial statements should be read in conjunction with the accompanying notes and assumptions and the historical financial statements and related notes of us and Ansheng.

The Share Exchange Agreement is deemed to be a reverse acquisition. Accordingly, the Company (the legal acquirer) is considered the accounting acquiree and ANBAILUN (the legal acquiree) is considered the accounting acquirer.